UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 30, 2013

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

       (678) 332-5000

(Registrant's telephone number, including area code)

             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Liberty Towers Purchase and Sale Agreement

On May 3, 2013, CIG Wireless Corp. (the “Company”) and Liberty Towers, LLC (the “Seller,” and together with the Company, the “Parties”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) pursuant to which the Company has agreed to acquire certain assets (the “Assets”) from the Seller. The purchase, sale, and closing related to the acquisition of the Assets from the Seller are collectively referred to herein as the “Liberty Towers Acquisition”.

The Assets include:

(i)	Thirty-Eight (38) antenna towers that are fully-constructed or generating revenue (the “Towers”), with an assignment of all ground leases for the real estate underlying such Towers and/or an assignment of all real estate owned by the Seller underlying the Towers, an assignment of all leases or rental from tenants occupying the Towers, and any other tangible or intangible personal property owned by the Seller on or related to the Towers and used in Seller’s ordinary course of business.
(ii)	Two Hundred and Fifty-Two (252) work-in-process sites.

At the closing of the Liberty Towers Acquisition (the “Closing”), the Company will assume post-Closing obligations under contractual agreements pertaining to the Assets, including leases, license agreements and permits.

The purchase price for the Liberty Towers Acquisition will be equal to $33,215,000, including (i) cash to be paid to the Seller at the Closing equal to $24,500,000; and (ii) common stock of the Company valued at $8,715,000. Based on a price per share of $2.00 per share, the Company shall issue 4,357,500 shares of the Company’s common stock, which represented approximately 13.3% of the Company’s issued and outstanding common stock, calculated on a fully-diluted basis as of March 11, 2013 (the “Shares”). The Shares shall be issued to the members of the Seller as directed by the Seller pursuant to the distribution provisions of its operating agreement. The Shares shall be subject to the same lock-up that is agreed to by all other directors, officers and 5% or more shareholders of the Company, provided that such lock-up shall in no event extend beyond December 31, 2014.

In addition to the base purchase price, the Seller shall be paid in cash at Closing an amount equal to the sum of (a) the actual development costs incurred by the Seller after March 11, 2013 and prior to the Closing Date, in accordance with the schedules attached to the Purchase and Sale Agreement, (b) certain costs related to ground lease buyouts and (c) certain utility deposits and reservation fees.

In the event that the annualized net operating income (“ANOI”) generated from the 56 towers (or less) derived from the existing and potential sites enumerated in the Purchase and Sale Agreement that are generating the highest ANOI on December 31, 2014 is greater than approximately $1.68 million, the Seller shall receive an additional amount of ten times such ANOI above $1.68 million.

In the event that the number of towers that are fully-constructed or generating revenue (pursuant to lease(s) and/or license(s) with no termination rights for 5 years) by December 31, 2014 exceeds certain projections, then the Seller shall receive an additional amount of $25,000 for each fully-constructed or revenue generating tower in excess of the first 56, which shall be payable in cash on December 31, 2014.

The Seller has agreed that for a period of two (2) years after Closing, the Seller shall not develop any antenna sites which are rented to third parties within a two (2) mile radius of the acquired tower sites.

Housatonic Partners, a member of the Seller, shall have the following registration rights: Housatonic Partners shall be entitled to two (2) customary demand registrations and three (3) registrations on Form S-3 pursuant to the U.S. Securities Act of 1933, as amended, at the expense of the Company, and unlimited piggyback registration rights at the expense of the Company. The management of the Seller shall be entitled to the same registration rights as provided to any other executive of the Company, and shall have unlimited piggyback registration rights at the expense of the Company. The registration rights are subject to customary registration reduction and market stand-down provisions as reasonably determined by the Company’s financial advisor, subject to exceptions for shares registered pursuant to piggyback registration rights.

As long as Housatonic Partners holds shares of the Company’s common stock, Housatonic Partners will have board observation rights, including the right to receive materials distributed to board members with respect to board meetings.

The Parties have agreed that they will indemnify and hold each other harmless against all damages suffered which may arise out of any breaches of the Purchase and Sale Agreement or misrepresentations, and further provide that the Seller shall indemnify the Company for all costs, expenses and damages related to any act or omission of Seller prior to the Closing and any liabilities retained by Seller.  Such indemnifications are subject to certain limitations.

The Parties have agreed to work in good faith to close the transactions on or before June 30, 2013, which date may be extended to July 31, 2013 (the “Closing Date”). The Closing is subject to the satisfaction of certain closing conditions.

Employment Agreement with Michael Hofe

In connection with the acquisition of the Assets from the Seller, the Company has entered into an employment agreement with Michael Hofe dated as of May 3, 2013 (the “Hofe Employment Agreement”). Mr. Hofe currently serves as Chief Operating Officer and President of Liberty Towers, LLC. The Hofe Employment Agreement shall be effective from the Closing Date until December 31, 2014. Mr. Hofe shall serve as the Company's Chief Operating Officer. Mr. Hofe's compensation shall be $250,000 per annum during the term of his agreement, pro-rated for any partial year of employment. Mr. Hofe has also entered into an option agreement with the Company, pursuant to which, effective at the Closing, he shall be granted the option to purchase 350,000 shares of the Company's common stock, which shall have an exercise price equal to the volume-weighted average closing price of the Company's common stock for the twenty (20) trading days immediately prior to and including the Closing Date. Such options shall vest as follows: 1/3 on the ninetieth day following the Closing Date; 1/3 on the first anniversary of the Closing Date; and one-third 1/3 on the second anniversary of the Closing Date. Mr. Hofe has also been granted the option to purchase 250,000 shares of the Company's common stock. Each such option shall be priced at an exercise price equal to $2.00 per share and shall be immediately and fully vested upon closing. Such options shall expire within thirty (30) days of the Closing Date.

Employment Agreement with B. Eric Sivertsen

The Company has entered into an employment agreement with B. Eric Sivertsen dated as of May 3, 2013 (the “Sivertsen Employment Agreement”). Mr. Sivertsen currently serves as Chief Executive Officer of Liberty Towers, LLC. The Sivertsen Employment Agreement shall be effective from the Closing until December 31, 2014. Mr. Sivertsen shall serve as the Company's Executive Vice President of Legal and Compliance. Mr. Sivertsen's compensation shall be $175,000 per annum during the term of his agreement, pro-rated for any partial year of employment. Mr. Sivertsen has also entered into an option agreement with the Company, pursuant to which, effective at the Closing, he shall be granted the option to purchase 250,000 shares of the Company's common stock, which shall have an exercise price equal to the volume-weighted average closing price of the Company's common stock for the twenty (20) trading days immediately prior to and including the Closing Date. Such options shall vest as follows: 1/3 on the Closing Date; 1/3 on the first anniversary of the Closing Date; and one-third 1/3 on the second anniversary of the Closing Date.

Conversion of Convertible Notes to Shares of Common Stock

On April 30, 2013, the Company converted an aggregate of $727,133.33 in convertible notes to Company common stock at the request of ENEX Group Management SA (“ENEX”), a creditor of the Company, who converted $727,133.33 of promissory notes issued by the Company, representing principal of $800,000 which ENEX had loaned to the Company in June of 2012, plus interest in the amount of $27,133.33 (which interest accrued at a rate of 4% per annum), reduced by $100,000 ENEX owed the Company. Prior to conversion, the Notes representing the loans were amended to provide for the conversion price of $3.00 per share to $2.00 per share, and such loans were thereafter converted at a rate of $2.00 per share into 363,567 shares of the Company’s restricted common stock.

Sebastien Koechli, a member of the Company’s Board of Directors also serves as a Director of ENEX. Mr. Koechli did not participate in any deliberations or decisions regarding the loans received from ENEX or the conversion of ENEX loans into shares of the Company’s common stock.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Purchase and Sale Agreement

The Company has agreed to sell 4,357,500 shares of Company common stock pursuant to the Purchase and Sale Agreement described in Item 1.01 above, which is hereby incorporated by reference into this Item 3.02. At the Closing, and subject to the conditions described above, the Company shall issue such shares of common stock in reliance upon the exemption from securities registration under Section 4(2) of the U.S. Securities Act of 1933, as amended.

Conversion of Convertible Notes to Shares of Common Stock

All of the shares of Company common stock disclosed in Item 1.01 above were issued by the Company in reliance upon the exemption from securities registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

Item 8.01. Other Events.

Private Placement

In connection with the Liberty Towers Acquisition, the Company is planning on raising additional equity capital pursuant to a private placement with accredited investors.

Application for Listing on the NYSE MKT

The Company has commenced the application process for listing of the Company’s common stock on the NYSE MKT.

Press Release

On May 6, 2013, the Company issued a press release, attached hereto as Exhibit 99.1.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated May 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:  /s/ Paul McGinn

Name: Paul McGinn

Title: President and Chief Executive Officer

Date: May 6, 2013